UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015 (January 29, 2015)

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196302	38-3930747
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

DaVita Bay Breeze

On January 29, 2015, the board of directors of American Realty Capital Healthcare Trust III, Inc. (the “Company”) approved the acquisition of the fee simple interest in a DaVita Dialysis Center located in Largo, Florida (“DaVita Bay Breeze”) for an aggregate contract purchase price of $1.7 million, exclusive of closing costs.

The Company has made arrangements, through its sponsor, American Realty Capital VII, LLC (the “Sponsor”), to acquire the fee simple interest in DaVita Bay Breeze. The seller of the property is an unaffiliated third party. The seller has no material relationship with the Company or the Sponsor, and the acquisition will not be an affiliated transaction. Pursuant to the Company’s arrangements, its obligation to close upon the acquisition is subject to the negotiation and execution of a purchase and sale agreement and the satisfactory completion of a due diligence review of the property, among other conditions. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

The property contains approximately 7,247 rentable square feet and is 100% leased to Total Renal Care, Inc. The lease is net whereby the tenant is required to pay most operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 15-year lease term and contains 2% annual rental escalations with three five-year renewal options.

Declaration of Distribution Rate

On January 29, 2015, pursuant to authorization from its board of directors, the Company declared a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.0042808219 per day, based on a per share price of $25.00. The distributions will begin to accrue upon the earlier to occur of: (i) March 15, 2015; and (ii) 15 days following the Company’s initial property acquisition. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: February 3, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer